Exhibit 10.10

Summary of Outside Director Compensation Program

Annual Retainers

Director	$40,000	Paid quarterly at beginning of quarter
Chair of Audit Committee	+$15,000	Paid quarterly
Chair of Compensation Committee	+$10,000	Paid quarterly
Chair of Nominating and Governance Committee	+$7,500	Paid quarterly
Non-chair Audit Committee member	+$7,800	Paid quarterly
Non-chair Compensation committee member	+$5,000	Paid quarterly
Non-chair Nominating and Governance member	+$5,000	Paid quarterly

Note:  All travel expenses paid based on voucher.

STOCK COMPENSATION:    $57,000/year; each grant subject to one year vesting; stock compensation granted in May of year.

Note:  For subsequent new Board members who join Board mid-year, cash and stock compensation is pro-rated.